UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 5, 2005 and August 10, 2005

InfoSonics Corporation

(Exact name of registrant as specified in its charter)

Maryland	005-79915	33-0599368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5880 Pacific Center Blvd., San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (858) 373-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

InfoSonics Corporation (the “Company”) has a line of credit with Comerica Bank that previously allowed the Company to borrow up to a maximum of $7,500,000 and expired on May 15, 2005.  The maturity date of the line of credit was subsequently extended to August 15, 2005.  On August 5, 2005, the amount of money available to the Company pursuant to the credit facility was increased to a maximum of $10,000,000 and the maturity date was extended to September 15, 2005.  Subsequently, on August 10, 2005, the amount of money available to the Company pursuant to the credit facility was increased to a maximum of $12,500,000.  All other terms of the line of credit remain unchanged.

Interest on the line of credit is payable on a monthly basis at prime (6.25% at June 30, 2005) or at the London Inter-Bank Offering Rate (3.34% at June 30, 2005), plus 2.25% for the first $500,000 and 2.5% for amounts over $500,000.  The line of credit is collateralized by substantially all of the assets of the Company, personally guaranteed by the Company’s majority stockholder, who is also the Company’s Chief Executive Officer.  Although there are no assurances, the Company believes that it will be able to extend this revolving line of credit with equal or better terms.  In addition to reporting and other non-financial covenants, the line of credit contains certain financial covenants which require the Company to maintain a tangible net worth of not less than $1,050,000, a quick ratio of not less than 0.7-to-1, a debt-to-net worth ratio of not greater than 5-to-1, and require the Company to maintain a quarterly net income after taxes of at least $1.  Management believes the Company was in compliance with these covenants at June 30, 2005.  At June 30, 2005 and December 31, 2004, the amounts drawn against the line of credit were $6,277.634 and $2,564,115, respectively.

Item 9.01.  Financial Statements and Exhibits

(c)                                  Exhibits.

Exhibit No.	Description
10.1	Sixth Modification to Loan and Security Agreement dated August 5, 2005
10.2	Seventh Modification to Loan and Security Agreement dated August 10, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Jeffrey Klausner
Chief Financial Officer

Dated:     August 11, 2005